Date: November 21, 1994






     Robert C. Jaudes (as President of Laclede Gas Company), and Robert
 J. Carroll (as Senior Vice President - Finance of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.






























                                   Page 20

            AMENDMENT TO THE MISSOURI NATURAL GAS DIVISION OF
                LACLEDE GAS COMPANY DUAL SAVINGS PLAN


A new subsection (j) is added to Section IV, effective December 22, 1993, as follows:

      "(j)  Voting of Shares of Company Common Stock.

            (1) Participants shall be entitled to vote, at any meeting of shareholders of the Company, all full and fractional shares of Company Common Stock attributable to their Accounts as shown on the books of the Trustee, as of the record date for determining shareholders entitled to vote at such meeting. Arrangements shall be made for the Trustee to deliver to each Participant a copy of all proxy solicitation materials, before each annual or special meeting of shareholders of the Company, together with a form requesting confidential instructions on how the shares of Company Common Stock which such Participant is entitled to vote are to be voted at such meeting. The Trustee shall vote all shares of Company Common Stock as to which it has received voting instructions from Participants at least three business days before the shareholders' meeting in the manner thus instructed. The Trustee shall not vote any shares of Company Common Stock as to which voting instructions have not been timely received from Participants. Voting instructions from individual Participants shall be held by the Trustee in strictest confidence, and neither the name of, nor the voting instructions given by, any individual Participant who chooses to give voting instructions shall be divulged by the Trustee to the Company or to any director, officer or Employee thereof, or to the Committee, or to any other person.

            (2) Each Participant shall be entitled to direct the Trustee with respect to the exercise of all other shareholder rights accruing to shares of Company Common Stock in their respective Accounts (such as, for example, the right to receive and exercise any warrant or similar right which might be distributed on the shares of Company Common Stock) in the same manner














                                  Page 21
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                   as such Participant may direct the Trustee with respect
                   to voting rights. Participants eligible to direct the exercise of such rights, and the number of shares of Company Common Stock (including fractional shares) to which such rights relate shall be based on the Accounts as of the record date for determining shareholders entitled to exercise such rights."




                                    Robert C. Jaudes
                                 -------------------------------
                                 Title:  President and Chief
                                         Executive Officer




                                    Robert J. Carroll
                                 --------------------------------
                                 Title:  Senior Vice President -
                                         Finance































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